As filed with the Securities and Exchange Commission on January 20, 2000
                                                   Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-6

                FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                     OF SECURITIES OF UNIT INVESTMENT TRUSTS
                            REGISTERED ON FORM N-8B-2

  A.  Exact Name of Trust:

                              EQUITY INVESTOR FUND
                              SELECT TEN PORTFOLIO
                          2000 INTERNATIONAL SERIES A
                           UNITED KINGDOM PORTFOLIO
                              DEFINED ASSET FUNDS
                           (A UNIT INVESTMENT TRUST)

  B.  Names of Depositors:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
SALOMON SMITH BARNEY INC.
PAINEWEBBER INCORPORATED
DEAN WITTER REYNOLDS INC.

C. Complete address of Depositors' principal executive offices:

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED                                        SALOMON SMITH BARNEY INC.
DEFINED ASSET FUNDS                                 388 GREENWICH STREET
P.O. BOX 9051                                       23RD FLOOR
PRINCETON, N.J. 08543-9051                          NEW YORK, N.Y.  10013

DEAN WITTER REYNOLDS INC.                           PAINEWEBBER INCORPORATED
TWO WORLD TRADE CENTER                              1285 AVENUE OF THE AMERICAS
59TH FLOOR                                          NEW YORK, N.Y. 10019
NEW YORK, N.Y.  10048

D.  Names and complete addresses of Agents for service:
                                                    DOUGLAS LOWE, ESQ.
                                                    DEAN WITTER REYNOLDS INC.
TERESA KONCICK, ESQ.                                TWO WORLD TRADE CENTER
P.O. BOX 9051                                       59TH FLOOR
PRINCETON, N.J.  08543-9051                         NEW YORK, N.Y.  10048

MICHAEL KOCHMANN                                    ROBERT E. HOLLEY
388 GREENWICH STREET                                1285 AVENUE OF THE AMERICAS
NEW YORK, N.Y.  10013                               NEW YORK, N.Y. 10019


                                   Copies to:

                          PIERRE DE SAINT PHALLE, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

E: Title of Securities being registered:

AN INDEFINITE NUMBER OF UNITS OF BENEFICIAL INTEREST PURSUANT TO RULE 24F-2 PROMULGATED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.

F: Approximate date of proposed sale to the public:

AS SOON AS PRACTICABLE AFTER THE ACQUISITION AND DEPOSIT OF THE UNDERLYING OBLIGATIONS.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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


                                     PART II

              ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

 I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:


                                                                  SEC FILE OR
                                                              IDENTIFICATION NO.
                                                              ------------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated................  8-7221
Salomon Smith Barney Inc..........................................  8-8177
PaineWebber Incorporated..........................................  8-16267
Dean Witter Reynolds Inc..........................................  8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

Merrill Lynch, Pierce, Fenner & Smith Incorporated..................13-5674085
Salomon Smith Barney Inc............................................13-1912900
PaineWebber Incorporated............................................13-2638166
Dean Witter Reynolds Inc............................................94-0899825
The Chase Manhattan Bank............................................13-4994650

     Final prospectuses from the following series of Equity Investor Fund, Defined Asset Funds (which is incorporated herein by reference) may be used as preliminary prospectuses for this Series: Select Ten Portfolio 1999 International Series 3 (Reg. No. 333-81817), Select Ten Portfolio 1999 International Series C (Reg. No. 333-87389), and Select Ten Portfolio 1999 International Series 5 (Reg. No. 333-89131).

                       CONTENTS OF REGISTRATION STATEMENT

THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

     The facing sheet of Form S-6.

     The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of the Defined Asset Fund Municipal Insured Series, 1933 Act File No. 33-54565).

     The Prospectus.

     Additional Information not included in the Prospectus (Part II).

     The following exhibits:


       1.1  -- Form of Trust Indenture (incorporated by reference to Exhibit
               1.1 to the Registration Statement of Equity Investor Fund, Select S&P Industrial Portfolio 1997 Series A, Defined Asset Funds,
               Reg. No. 33-05683).

      1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, Defined Asset Funds, 1933 Act File No. 33-50247).

       1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

       2.1  -- Form of Certificate of Beneficial Interest (included in
               Exhibit 1.1.1).

       *3.1 -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

      *5.1  -- Consent of independent public accountants.

       9.1  -- Information Supplement (incorporated by reference to Exhibit
               9.1 to the Registration Statement of Equity Investor Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), File No. 333-70593).
----------
     *    To be filed with Amendment to Registration Statement.

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                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 20TH DAY OF JANUARY, 2000.

                Signatures appear on pages R-3, R-4, R-5 and R6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

          A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                    DEPOSITOR

By the following persons, who constitute       Powers of Attorney have been
   a majority of the Board of Directors          filed under Form SE and
   of Merrill Lynch, Pierce,                     the following 1933 Act
   Fenner & Smith Incorporated:                  File Number: 333-70593

      GEORGE A. SCHIEREN
      JOHN L. STEFFENS

      By J. DAVID MEGLEN

      (As authorized signatory for Merrill Lynch, Pierce, Fenner & Smith Incorporated and
       Attorney-in-fact for the persons listed above)

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                            SALOMON SMITH BARNEY INC.

                                    DEPOSITOR

By the following persons, who constitute            Powers of Attorney have been
   a majority of the Board of Directors               filed under the 1933 Act
   of Salomon Smith Barney Inc.:                      File Numbers: 333-63417
                                                      and 333-63033

       MICHAEL A. CARPENTER
       DERYCK C. MAUGHAN

       By GINA LEMON
       (As authorized signatory for Salomon Smith Barney
       Inc. and Attorney-in-fact for the persons listed above)

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                            PAINEWEBBER INCORPORATED

                                    DEPOSITOR

By the following persons, who constitute           Powers of Attorney have been
  the Board of Directors of PaineWebber             filed under Form SE and the
  Incorporated:                                     following 1933 Act File
                                                    Number: 2-61279

       MARGO N. ALEXANDER
       TERRY L. ATKINSON
       BRIAN M. BAREFOOT
       STEVEN P. BAUM
       MICHAEL CULP
       REGINA A. DOLAN
       JOSEPH J. GRANO, JR.
       EDWARD M. KERSCHNER
       JAMES P. MacGILVRAY
       DONALD B. MARRON
       ROBERT H. SILVER
       MARK B. SUTTON

       By ROBERT E. HOLLEY
       (As authorized signatory for PaineWebber
        Incorporated and Attorney-in-fact for the persons listed above)

                            DEAN WITTER REYNOLDS INC.

                                    DEPOSITOR

By the following persons, who constitute      Powers of Attorney have been filed
    a majority of the Board of Directors         under Form SE and the following
    of Dean Witter Reynolds Inc.:                1933 Act File Numbers:
                                                 33-17085, 333-13039, 333-47553
                                                 and 333-89009

      BRUCE F. ALONSO
      RICHARD M. DeMARTINI
      RAYMOND J. DROP
      JAMES F. HIGGINS
      JOHN J. MACK
      MITCHELL M. MERIN
      STEPHEN R. MILLER
      PHILIP J. PURCELL
      JOHN H. SCHAEFER
      THOMAS C. SCHNEIDER
      ALAN A. SCHRODER
      ROBERT G. SCOTT

      By MICHAEL D. BROWNE
        (As authorized signatory for Dean Witter Reynolds
        Inc. and Attorney-in-fact for the persons listed above)